Exhibit 3.30

ARTICLES OF INCORPORATION

OF

HAMM, INC.

ARTICLE I

Name

The name of this corporation is Hamm, Inc.

ARTICLE II

Registered Office And Resident Agent

The registered office of the Corporation in the State of Kansas is at 609 Perry Place, City of Perry, and County of Jefferson, Kansas 66073. The resident agent at that address is Deloris Myers-Robb.

ARTICLE III

Nature Of Business

The nature of the business or purposes to be conducted or promoted are:

(a) To be a holding company for subsidiaries operating in the construction, waste management and rock mining industries.

(b) To engage in any lawful conduct or activity for which Corporations may be organized under the Kansas Corporation Code.

ARTICLE IV

Capital Stock

This Corporation is authorized to issue One Million (1,000,000) shares of common stock without par value.

ARTICLE V

Incorporator

The name and mailing address of the incorporator is: C. Scott Anderson, 609 Perry Place, Perry, Kansas 66073.

ARTICLE VI

Directors

The powers of the incorporator are to terminate upon the filing of these Articles of Incorporation, and the name and mailing address of each person who is to serve as director until the first annual meeting of stockholders or until his successor is elected and qualified, is:

Gary L. Hamm	418 Elm Street Perry, Kansas 66073

Gary E. Hamm	1907 Quail Creek Drive Lawrence, Kansas 66047

Bradley T. Hamm	2471 Elsworth Road Perry, Kansas 66073

Jeremy R. Hamm	P.O. Box 662 9A Quarry Lane, Perry, Kansas 66073

Ramona A. Gray	16056 U.S. 24 Highway Lawrence, Kansas 66044

N. Rodney Hamm	4604 Nicklaus Drive Lawrence, Kansas 66049

Voting for directors shall not be by written ballot, unless requested by any shareholder.

ARTICLE VII

Property of Stockholders

The private property or assets of the stockholders of the Corporation shall not to any extent whatsoever be subject to the payment of the debts of the Corporation.

ARTICLE VIII

Limitation of Director Liability

No director shall be personally liable to the Corporation or its stockholders for monetary damages for any breach of fiduciary duty by such director as a director. Notwithstanding the foregoing sentence, a director shall be liable to the extent provided by applicable law (i) for breach of the director’s duty of loyalty to the Corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under the provisions of K.S.A. 17-6424 and any amendments thereto, or (iv) for any transaction from which the director derived an improper personal benefit. No amendment to or repeal of this Article shall apply to or have any effect on the liability or alleged liability of any director of the Corporation for or with respect to any acts or omissions of such director occurring prior to the date when such provision becomes effective.

It is the intention of the foregoing to limit the liability of the board of directors to the fullest extent permitted by law. Any repeal or modification of the foregoing paragraph shall not adversely affect any right or protection of a director of the corporation existing hereunder with respect to any act or omission occurring prior to or at the time of such repeal or modification.

Articles of Incorporation - Hamm, Inc.

ARTICLE IX

Bylaws

The power to adopt, repeal and amend the bylaws of this Corporation shall reside in the Board of Directors of this Corporation.

IN TESTIMONY WHEREOF, I have hereunto set my name this 23rd day of March, 2001.

/s/ C. Scott Anderson
C. Scott Anderson

Articles of Incorporation - Hamm, Inc.

Hamm, Inc.

Certificate of

Amendment to Articles of Incorporation

The undersigned, being all of the Directors named in the Articles of Incorporation of Hamm, Inc. (the “Corporation”), do hereby state as follows:

1.	On March 29, 2001, Articles of Incorporation for Hamm, Inc. were filed with the Kansas Secretary of State.

2.	The Corporation has received no payment for any of its stock, nor has it issued any stock.

3.	Pursuant to K.S.A. 17-6601, the Articles of Incorporation of this Corporation are hereby amended, effective as of the date the Articles of Incorporation were originally filed, by deleting Articles IV and VI substituting therefor the following new Articles IV and VI, and by adding the following new Article X:

ARTICLE IV

Capital Stock

This Corporation is authorized to issue One Million (1,000,000) shares of common stock, without par value, consisting of Five Hundred Thousand (500,000) shares Class A Common Stock and Five Hundred Thousand (500,000) shares Class B Common Stock, and there shall be no preferences, qualifications, limitations, restrictions, special or relative rights in respect to such shares of Class A Common Stock or Class B Common Stock, except as follows:

All dividends declared and paid by the Corporation shall be payable only to the holders of the Class B Common Stock so long as any portion of that certain loan from The Merchants Bank (the “Lender”), to the Hamm Companies Employees Stock Ownership Trust (“Borrower”) made pursuant to that certain Loan Agreement among the Lender, the Borrower, N. R. Hamm Quarry, Inc., a Kansas corporation, N. R. Hamm Contractor, Inc., a Kansas corporation, and Hamm Asphalt, Inc., a Kansas corporation, as may be amended from time to time, or any renewal or refinancing thereof, shall be due and payable.

….

ARTICLE VI

Directors

The powers of the incorporator are to terminate upon the filing of these Articles of Incorporation, and the name and mailing address of each person who is to serve as director until the first annual meeting of stockholders or until his successor is elected and qualified, is:

Gary L. Hamm	418 Elm Street Perry, Kansas 66073

Gary E. Hamm	1907 Quail Creek Drive Lawrence, Kansas 66047

Bradley T. Hamm	2471 Elsworth Road Perry, Kansas 66073

N. Rodney Hamm	4604 Nicklaus Drive Lawrence, Kansas 66049

Deloris Myers-Robb	609 Perry Place Perry, Kansas 66073

Voting for directors shall not be by written ballot, unless requested by any shareholder.

ARTICLE X

Treatment of Dividends

So long as any portion of that certain loan from The Merchants Bank (the “Lender”), to the Hamm Companies Employees Stock Ownership Trust (“Borrower”) made pursuant to that certain Loan Agreement among the Lender, Borrower, N. R. Hamm Quarry, Inc., a Kansas corporation, N. R. Hamm Contractor, Inc., a Kansas corporation, and Hamm Asphalt, Inc., a Kansas corporation, as may be amended from time to time, or any renewal or refinancing thereof, shall be due and payable, any dividends received by the Corporation with respect to shares of Class B Common Stock of N. R. Hamm Quarry, Inc., N. R. Hamm Contractor, Inc. or Hamm Asphalt, Inc. owned by the Corporation shall be used solely for the purpose of either (i) paying dividends to the holders of the Class B Common Stock of the Corporation, or (ii) purchasing or redeeming shares of the Corporation’s Class A or Class B Common Stock.

IN TESTIMONY WHEREOF, we have hereunto set our names this 29th day of March, 2001

/s/ N. Rodney Hamm	/s/ Gary L. Hamm
N. Rodney Hamm	Gary L. Hamm

/s/ Gary E. Hamm	/s/ Bradley T. Hamm
Gary E. Hamm	Bradley T. Hamm

/s/ Jeremy R. Hamm	/s/ Ramona A. Gray
Jeremy R. Hamm	Ramona A. Gray